UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
September 28, 2007
Date of Report (Date of earliest event reported)
Kansas City Southern de México, S.A. de C.V.
(formerly known as TFM, S.A. de C.V.)
(Exact Name of Registrant as Specified in Its Charter)

Mexico (State or Other Jurisdiction of Incorporation)	333-08322 (Commission File Number)	N/A (IRS Employer Identification No.)
Montes Urales 625
Lomas de Chapultepec
11000 México, D.F.
México
(Address of Principal Executive Offices)
+ (5255) 9178-5852
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 28, 2007, Manuel V. Zulaica departed Kansas City Southern de México, S.A. de C.V. (the “Company”), a wholly-owned subsidiary of Kansas City Southern (the “Parent”), where he had served as Senior Vice President-Operations.
On October 1, 2007, the Company appointed William Nolen, age 59, as Senior Vice President-Operations. Mr. Nolen has served as the Company’s Chief Transportation Officer since February 2006. Prior to joining the Company, Mr. Nolen worked for eight months as a senior train master for the Company’s affiliate, The Kansas City Southern Railway Company. From 2000 to 2005, Mr. Nolen served as Senior Director — Terminal Operations for Union Pacific Railroad Company.
The Company confirms, as required under regulations of the Securities Exchange Act of 1934, the following:
a.) There is no family relationship between Mr. Nolen and any director or executive officer of the Company;
b.) There was no arrangement or understanding between Mr. Nolen and any other person pursuant to which Mr. Nolen was appointed as Senior Vice President-Operations of the Company; and
c.) There are no transactions between Mr. Nolen and the Company that would require disclosure under Item 404(a) of Regulation S-K.
Mr. Nolen is party to an employment agreement containing terms similar to those of other executives. Subject to approval of the Compensation and Organization Committee of the Parent, in connection with his promotion to Senior Vice President-Operations, Mr. Nolan will be granted approximately 15,000 shares of restricted stock of the Parent, which will be subject to five year cliff vesting.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Kansas City Southern de México, S.A. de C.V.
October 4, 2007	By:	/s/ Patrick J. Ottensmeyer
Patrick J. Ottensmeyer
Chief Financial Officer